Exhibit 10.2
April 20, 2008
Basic Energy Services, Inc.
400 W. Illinois, Suite 800
Midland, Texas 79701
Attention: Board of Directors
Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042-4136
Attention: Board of Directors

Re:	Waiver of Good Reason under Employment Agreement
Gentlemen,
The closing of the combination through merger of Basic Energy Services, Inc. (“Basic”) and Grey Wolf, Inc. (“Grey Wolf”) that is being proposed between the companies (the “Combination”) could trigger certain events that constitute “Good Reason” under my Employment Agreement dated effective December 31, 2006 with Basic (the “Employment Agreement”).
In recognition that I will be named Executive Vice President and Chief Financial Officer of the company resulting from the Combination (“New Grey Wolf”), I hereby waive and consent to the following potential results of the Combination under Section 6(d)(8) of the Employment Agreement:
1)	Good Reason based on the relocation of my principal office with the Company and its successor from Midland, Texas to Houston, Texas;

2)	Good Reason based on my proposed position as Executive Vice President and Chief Financial Officer of New Grey Wolf on the organizational chart included in Section 5.16(i) of the Basic Disclosure Letter to the Agreement and Plan of Merger dated April 20, 2008 for the Combination, which organizational chart for New Grey Wolf is attached hereto as Exhibit A, or other Good Reason under Section 6(d)(8)(C) of the Employment Agreement created by my proposed duties, control, authority, status, position, responsibilities, title or power with New Grey Wolf contemplated by such positions; provided, for the avoidance of doubt, that the foregoing waiver shall not apply to future changes or events, except as they arise out of the Combination events and changes as to which this waiver is granted; and

3)	Any differences in the health and benefit plans (or any other plans described in Section 6(d)(8)(D) of the Employment Agreement) to be provided by New Grey Wolf from such plans provided by Basic (provided that I am eligible to participate in such plans on the same basis as all of the then-current officers of New Grey Wolf).

I understand that the headquarters of New Grey Wolf and my principal office with New Grey Wolf will be in Houston Texas. However, I will initially perform my duties as Executive Vice President and Chief Financial Officer of New Grey Wolf without moving from my current residence in Midland, Texas. I recognize that the need to effectively manage New Grey Wolf, including the successful integration of the former business units and personnel of Basic and Grey Wolf into a cohesive, successful company, will require me to travel regularly to Houston and to spend a substantial amount of time at New Grey Wolf’s headquarters in Houston.
I also recognize that in order to achieve the business goals of New Grey Wolf, its Chief Financial Officer ultimately must reside in Houston, Texas. Therefore, within 90 days after the closing of the Combination, I commit to have moved my principal residence to the Houston metropolitan area.
While I understand the need for all parties to clarify our agreement on these issues, I am enthusiastic about my position with New Grey Wolf and the success of the Combination.
Yours truly,
/s/ Alan Krenek
Alan Krenek
When executed by Grey Wolf and Basic, this letter will constitute an amendment pursuant to Section 32 of the Employment Agreement.
Acknowledged and Agreed
GREY WOLF, INC.
By: /s/ Thomas P. Richards
Name: Thomas P. Richards
Title: President and CEO
Acknowledged and Agreed
BASIC ENERGY SERVICES, INC.
By: /s/ Kenneth V. Huseman
Name: Kenneth V. Huseman
Title: President and CEO